StarkSchenkein, LLP

BUSINESS ADVISORS & CPAs

Exhibit 16.1

June 24, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for Nation Energy, Inc. (the “Company”) and we have read and agree with the statements in Item 4.01 of the Company’s Form 8-K dated June 26, 2015 related to the resignation of our firm as the Company’s independent registered public accounting firm.

Very truly yours,

"/s/StarkSchenkein, LLP"

StarkSchenkein, LLP

3600 South Yosemite Street | Suite 600 | Denver, CO 80237 | P: 303.694.6700 | TF: 888.766.3985 | F: 303.694.6761 | www.starkcpas.com

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